Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company
Reports Second Quarter Operating Results and
Confirms Annual Guidance

Highlights:

●	Brazil contract for up to 20 M units of FC2 awarded to Semina Indústria e Comércio, FHCO’s exclusive distributor in Brazil
●	Company confirms annual guidance, including outlook for strong second half of fiscal year
●	Company to pay quarterly dividend of $0.05 per share on May 10, 2011
●	Second quarter unit sales and net income decreased sharply due to delays in receipt of significant orders
●	Company generated $2.5 million in cash from operations in first half of FY2011

CHICAGO, May 6, 2011 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom®, today reported its operating results for the second quarter and first half of FY2011.

For the three months ended March 31, 2011, the Company’s net revenues declined 40% to approximately $4.3 million, compared with approximately $7.2 million in the second quarter of the previous fiscal year.  These results are consistent with the guidance provided by the Company on February 4, 2011. The decrease in unit sales during the first and second quarter of FY2011 reflect continued delays in the receipt of two large orders.  We expect sales to accelerate in the second half of FY2011.

In the second quarter of FY2011, the Company recorded net income of $80,998, or $0.00 per diluted share, compared with net income of $1,844,531, or $0.06 per diluted share, in the second quarter of FY2010. The reduction in earnings per share resulted from a decline in net revenues and a lower gross profit margin, somewhat offset by decreased operating expenses.

Cost of sales declined 17% to $2,480,011 in the second quarter of FY2011, compared with $2,999,124 in the prior-year quarter.  Gross profit decreased 57% to $1,807,234 in the most recent quarter, compared with $4,180,023 in the second quarter of FY2010.  Gross profit margin declined to 42% of net revenues, versus 58% in the prior-year quarter, reflecting the reduced rate of absorption of manufacturing overhead resulting from lower units produced.

Operating expenses for the quarter ended March 31, 2011 decreased 25% to $1,705,949 when compared with operating expenses of $2,289,315 in the second quarter of FY2010. Operating expenses in the same period last year included one-time restructuring costs of approximately $72,000. The major components of the net reduction in operating expenses included lower selling expenses, decreased legal and consulting fees and reduced compensation-related expenses, somewhat offset by an increase in advertising and promotion costs related to FC2 education programs in several U.S. cities.

Operating income for the three months ended March 31, 2011 decreased 95% to $101,285, versus $1,890,708 in the year-earlier quarter. The decrease reflects significantly reduced gross profit, somewhat offset by a reduction in operating expenses.

“Revenues and earnings trailed prior-year levels during the first two quarters of Fiscal 2011, as anticipated, due to delays in the receipt of two large orders for FC2 Female Condoms,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  “With respect to one of these orders, we are pleased that our distributor in Brazil, Semina Indústria e Comércio, was awarded a contract for the provision of up to 20 million FC2 condoms to the Brazilian Ministry of Health.  We expect to begin shipping FC2, in accordance with this contract, in the current quarter.  If the entire 20 million units are purchased, it would equal more than 50% of FY2010’s total sales units. We believe this reflects Brazil’s growing commitment to the fight against HIV/AIDS and other sexually transmitted diseases, along with high levels of acceptance of FC2 among women.”

“In accordance with our previous guidance, we believe sales will accelerate sharply in the second half of the fiscal year, reflecting shipments to Brazil and other routine orders and the receipt of a previously delayed large order from the Republic of South Africa,” continued Parrish. “Due to the prior expansion of FC2 production capacity the Company will be able to supply the increased volume.”

HIV/AIDS remains a major worldwide healthcare issue.  Prevention is critical to control the epidemic and reduce costs.  UNAIDS estimates that the annual global public sector market for male and female condoms will grow to 19 billion units within the next ten years.  Women now account for more than 50% of all new HIV/AIDS infections.  The FC2 Female Condom is the only available FDA-approved product whose use is initiated by women, that helps to prevent HIV/AIDS.  This highlights the remarkable long-term opportunity for the FC2 Female Condom.

“We remain confident that rising awareness of the feminization of HIV/AIDS, and the importance of empowering women to protect themselves, will increase the long-term demand for FC2 Female Condoms.  FC2 is the only female condom approved by FDA and cleared by WHO for purchase by UN agencies.  We are proud of The Female Health Company’s role in addressing critical issues involving women’s health and will continue to work with public health agencies and non-profit organizations to increase the availability and acceptance of female condoms around the world,” concluded Parrish.

For the six months ended March 31, 2011, the Company reported net revenues of approximately $7.9 million, which represented a 37% decrease when compared with net revenues of approximately $12.7 million in the prior-year period.  The decline in net revenues reflected the previously announced delay in the receipt of two large orders. For the six months ended March 31, 2011, net income decreased to $467,666, or $0.02 per diluted share, compared with $1,146,181, or $0.04 per diluted share, in the corresponding period of the previous fiscal year.

In the first half of FY2011, cost of sales decreased 22% due to lower unit sales.  Gross profit decreased 48% to approximately $3.8 million (48% of net revenues) in the first six months of FY2011, compared with approximately $7.4 million (58% of net revenues) in the first half of FY2010, reflecting the impact of lower year-to-date unit volume upon manufacturing overhead absorption rates.

Operating expenses for the first six months of FY2011 decreased 46% to $3,288,880 when compared with operating expenses of $6,116,306 in the first six months of FY2010.  Operating expenses for the six months ended March 31, 2010 included a one-time restructuring charge of $1,968,100.

Operating income for the six months ended March 31, 2011 decreased 58% to $535,271, versus $1,266,577 in the year-earlier period.  The reduction in gross profit was somewhat offset by the 46% reduction in total operating expenses for the six months ended March 31, 2011.

The Company recorded a foreign currency transaction loss of $25,323 in the second quarter of FY2011, versus a foreign currency transaction loss of $30,760 in the quarter ended March 31, 2010.  For the six months ended March 31, 2011, the Company recorded a foreign currency transaction loss of $56,229, compared with a foreign currency transaction loss of $79,449 in the corresponding period of the previous fiscal year.

During the first half of FY2011, the Company generated $2.5 million in cash from operations and had unrestricted cash balances of approximately $2.6 million as of March 31, 2011.  The Company had no outstanding debt and $2.0 million in unused credit lines.

As noted in previous news releases, the Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling and shipments.

On April 13, 2011, the Board of Directors announced the Company’s 6th consecutive quarterly cash dividend. The Company expects to pay, from its cash on hand, the cash dividend of approximately $1.4 million ($0.05 per share) on May 10, 2011 to stockholders of record as of May 3, 2011.

Any future quarterly dividends and the record date for such dividends must be approved each quarter by the Company’s Board of Directors and announced by the Company. Payment of any future dividends will be at the discretion of the Board of Directors and will be based upon cash flows, alternative demands upon cash resources, and other factors.

Earnings Guidance

The Company reaffirmed its previous guidance, which anticipates a 15%-20% increase in unit sales in the fiscal year ending September 30, 2011, relative to unit shipments in FY2010. Operating earnings are expected to increase 10%-15% over the $6.3 million in operating income recorded in FY2010 (exclusive of restructuring charges of $1.9 million). The Company expects sales and earnings during the second half of FY2011 to be higher than in prior-year periods, with unit sales accelerating as the fiscal year progresses. As experienced in FY2010, the principal challenge in providing guidance involves the timing of orders that can represent a significant portion of the Company’s annual revenues. As a result, the Company’s guidance could be impacted positively or negatively, depending on the timing of such orders.  Recognizing that such variations will occur from time to time, the Company remains positive regarding increasing long-term demand for FC2.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. EDT today, May 6, 2011.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-317-6789 (international participants dial 1-412-317-6789) and asking to be connected to “The Female Health Company Conference Call”, a few minutes before 11:00 a.m. EDT on May 6, 2011.  A replay of the call will be available one hour after the call through 5:00 p.m. EDT on Friday, May 20, 2011 by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID 450522.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.9 million restructuring charge.  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the restructuring charge related to a non-recurring event in the first quarter of FY2010, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and over 100 other countries around the world.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., Europe, Canada, Australia, South Africa, Japan, China, Spain, Mexico, Greece and Turkey and are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding the timing of receipt by the Company of the two large orders, underlying demand for FC2, FY2011 earnings guidance and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2010.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2011	2010
Cash	$2,611,605	$2,918,776
Certificate of deposit	62,362	-
Restricted cash	4,643	4,578
Accounts receivable, net	3,168,939	4,460,517
Income tax receivable	37,127	28,179
Inventory	1,539,265	2,194,330
Prepaid expenses and other current assets	326,628	284,948
Deferred income taxes	1,900,000	1,900,000
Total current assets	9,650,569	11,791,328

Other non-current assets	120,642	178,713
Net property, plant & equipment	2,192,555	2,398,060
Deferred income taxes	4,000,000	4,000,000
Total assets	$15,963,766	$18,368,101

Accounts payable	$325,344	$586,596
Accrued expenses and other current liabilities	580,969	906,994
Accrued compensation	452,412	444,843
Total current liabilities	1,358,725	1,938,433

Obligations under capital leases	4,660	12,999
Deferred rent	59,529	-
Deferred income taxes	152,227	152,227
Deferred grant income	119,896	132,312
Total liabilities	1,695,037	2,235,971

Total stockholders’ equity	14,268,729	16,132,130
Total liabilities and stockholders' equity	$15,963,766	$18,368,101

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2011	2010
Net revenues	$4,287,245	$7,179,147

Cost of sales	2,480,011	2,999,124

Gross profit	1,807,234	4,180,023

Advertising and promotion	111,818	89,311
Selling, general and administrative	1,585,270	2,128,257
Research and development	8,861	-
Restructuring costs, net	-	71,747
Total operating expenses	1,705,949	2,289,315

Operating income	101,285	1,890,708
Non-operating (loss) income:
Interest, net and other (loss) income	(3,094)	5,007
Foreign currency transaction loss	(25,323)	(30,760)

Income before income taxes	72,868	1,864,955

Income tax (benefit) expense	(8,130)	20,424

Net income	$80,998	$1,844,531

Net income per basic common share outstanding	$0.00	$0.07

Basic weighted average common shares outstanding	27,301,422	27,211,526

Net income per diluted common share outstanding	$0.00	$0.06

Diluted weighted average common shares outstanding	28,992,322	28,861,955

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Six Months Ended March 31,
	2011	2010
Net revenues	$7,938,613	$12,667,821

Cost of sales	4,114,462	5,284,938

Gross profit	3,824,151	7,382,883

Advertising and promotion	131,218	159,161
Selling, general and administrative	3,148,801	3,988,664
Research and development	8,861	381
Restructuring costs, net	-	1,968,100
Total operating expenses	3,288,880	6,116,306

Operating income	535,271	1,266,577
Non-operating (loss) income:
Interest, net and other (loss) income	(2,376)	17,338
Foreign currency transaction (loss)	(56,229)	(79,449)

Income before income taxes	476,666	1,204,466

Income tax expense	9,000	58,285

Net income	$467,666	$1,146,181

Net income per basic common share outstanding	$0.02	$0.04

Basic weighted average common shares outstanding	27,273,184	26,751,043

Net income per diluted common share outstanding	$0.02	$0.04

Diluted weighted average common shares outstanding	28,996,232	28,347,734

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the twelve months ended September 30, 2010.

For Twelve Months Ended September 30, 2010
Operating income exclusive of restructuring charge	$6,279,082
Less: Restructuring charge	$1,929,922
Operating Income	$4,349,160